Exhibit 99.1

           Stratagene Revenue Grows 16% in Second Quarter;
         Strong Growth for QPCR and Mutagenesis Product Lines;
        Gain on Asset Sale Partially Offsets Hycor Merger Costs

    LA JOLLA, Calif.--(BUSINESS WIRE)--Aug. 12, 2004--

              Company Continues to Achieve Profitability;
      Molecular Diagnostics Development Initiatives on Schedule;
 Conference Call Today to Discuss Results and Outlook for Second Half

    Stratagene Corp. (Nasdaq:STGN), a developer, manufacturer and marketer of specialized life science research and immunodiagnostic products, today released financial results for the second quarter ended June 30, 2004. Stratagene was a privately held company until June 2, 2004, when it merged with Hycor Biomedical Inc. (formerly Nasdaq:HYBD) with Hycor surviving as a wholly owned subsidiary of Stratagene. Stratagene's second quarter and first half 2004 results include the historical results of Stratagene combined with the results of Hycor from the effective date of the merger through June 30, 2004.
    For the second quarter of 2004, Stratagene's revenues grew 16% to $19.7 million compared with $17.0 million in the second quarter of 2003. For the first half of 2004, the Company's revenues grew 15.5% to $39.1 million compared with $33.9 million in the same period in the prior year. The inclusion of Hycor's results subsequent to the completion of the merger transaction is responsible for $2.1 million of the increase in revenues for both 2004 periods. At June 30, 2004, cash, cash equivalents and marketable securities were $8.5 million and total assets were $85.7 million.
    For the second quarter of 2004, the Company generated net income of $1.5 million, or $0.08 per diluted share, compared with $1.1 million, or $0.07 per diluted share, in the same quarter in the prior year. For the first half of 2004, the Company's net income was $3.5 million, or $0.21 per diluted share, compared with $2.4 million, or $0.15 per diluted share, for the same period in the prior year. Results for the second quarter and first half of 2004 were impacted by one-time expenses of $2.4 million associated with the merger of Hycor Biomedical. These expenses were partially offset by a one-time gain of $1.8 million reflecting the Company's share of the sale of certain assets of a clinical diagnostics testing business in which Stratagene owns a 49% interest.
    "Our results for the second quarter were better than we expected," said Joseph A. Sorge, MD, president and CEO of Stratagene Corp. "Our merger with Hycor Biomedical is going well and we are pleased by the quarter's strong revenue performance in the major product lines of both our research supplies and clinical diagnostic operations. We generated solid cash flow during the quarter and have also strengthened our balance sheet with the conversion of $9.0 million of subordinated notes into equity. While our second quarter numbers were affected by one time expenses associated with the merger, we are delighted that we can report a profit in a quarter that included the merger-related expenses. We are off to a good start and are positioned well to execute on a number of opportunities before us."
    "We continue to make progress with our molecular diagnostics initiatives," said Dr. Sorge. "We are pursuing strategic partnerships with major diagnostics companies and are introducing the sensitivity and speed benefits of our FullVelocity quantitative PCR technology to commercial and academic research laboratories."
    Gross margin decreased to 63.9% for the second quarter of 2004 compared with 69.3% for the same quarter in the prior year due to increased manufacturing variances and a higher mix of sales of lower margin diagnostic products. For the first half of 2004, gross margin decreased to 66.7% compared with 68.9% in the comparable 2003 period.
    Selling, general and administrative expenses increased 55% in the second quarter to $9.7 million compared with $6.3 million in the second quarter of 2003 as a result of merger-related expenses, increased marketing communication activity and investment in the Company's Japanese operations, which commenced in the second quarter of 2003. As a result of the merger with Hycor, Stratagene recorded amortizable intangible assets related to patents, trade names and customer contracts. These intangible assets will be amortized to selling, general and administrative expense over approximately three years beginning June 2004. The quarterly amortization expense going forward is approximately $130,000.
    Subsequent to filing Stratagene's registration statement of Form S-4 in October 2003, the Company identified errors in its financial statements for the three and six month periods ended June 30, 2003 that related to its European subsidiary and its derivative instruments. The financial statements for the 2003 periods presented in this press release reflect the effects of these restatements.

    Outlook for the Second Half of 2004

    For the second half of 2004, Stratagene expects consolidated revenues to grow to between $44 - 46 million and gross margins to range from 62 - 64%. The Company expects that total operating expenses will be approximately 48 - 51% of revenue and that it will achieve net income of 7 - 9% of revenue which includes an effective tax rate of 36%. Stratagene plans to provide 2005 guidance when it issues its financial results for the third quarter of 2004.

    Conference Call Today

    Stratagene will host a conference call and webcast today, Thursday, Aug. 12, 2004, at 4:30 p.m. ET to discuss the Company's second quarter results, outlook for the remainder of 2004 and current corporate developments. The dial in number for the conference call is 800-218-0204 for domestic participants and 303-262-2130 for international participants.
    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Thursday, Aug. 19, 2004, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use passcode 111005242#. To access the live webcast of the call, go to Stratagene's Web site at http://www.stratagene.com and click on the Investors icon. An archived webcast will also be available at http://www.stratagene.com.

    About Stratagene Corp.

    Stratagene is a developer, marketer and manufacturer of specialized life science research and diagnostic products. The Company's life science research division supports advances in science by inventing, manufacturing and distributing products that simplify, accelerate and improve research. These products are used throughout the academic, industrial, and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company's diagnostic division develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostics kits and instrumentation. More information is available at http://www.stratagene.com.

    Forward-Looking Statements

    This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including Stratagene's beliefs about its business prospects and future results of operations. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the absence of a public market for the Stratagene common stock prior to the merger transaction, the failure of the company to manage the cost of integrating Stratagene and Hycor, the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company's ability to compete effectively in the diagnostics and life sciences research markets, variability of the company's quarterly revenues and operating results, the failure of the company to retain key employees, the company's ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please refer to the "risk factors" contained in Stratagene's Form S-4 Registration Statement (Registration No. 333-109420) relating to the Hycor merger transaction and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including quarterly reports on Form 10-Q and annual reports on Form 10-K.


                   STRATAGENE CORP. AND SUBSIDIARIES
                             (unaudited)
           (Dollars in thousands except earnings per share)

CONDENSED CONSOLIDATED INCOME
 STATEMENTS                    Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                                  2004      2003      2004      2003
                                            (as                 (as
                                          restated)          restated)

Product sales                  $19,746    $17,025  $39,169    $33,901
Costs and expenses:
      Cost of products sold      7,125      5,234   13,051     10,527
      Research and development   2,811      2,754    5,332      5,592
      Sales, marketing and
       general and
       administrative            9,746      6,286   16,945     12,598

   Total costs and expenses     19,682     14,274   35,328     28,717

   Income from operations           64      2,751    3,841      5,184
Other income and expenses:
      Gain (loss) on foreign
       currency transactions        46       (207)     (84)       (47)
      Equity in income (loss)
       of joint venture          1,786        (37)   1,762        (85)
      Interest expense            (498)      (904)  (1,191)    (1,566)
      Interest and other income     48         62      199        124

   Total other expenses          1,382     (1,086)     686     (1,574)

Income before income taxes       1,446      1,665    4,527      3,610
Income tax expense (benefit)       (13)       533      994      1,203

             Net income         $1,459     $1,132   $3,533     $2,407


Earnings per share:
  Basic                          $0.08      $0.07    $0.21      $0.15
  Diluted                        $0.08      $0.07    $0.21      $0.15

Weighted average shares:
  Basic                         17,581     15,633   16,607     15,633
  Diluted                       17,655     15,633   16,640     15,633

CONDENSED CONSOLIDATED BALANCE
 SHEETS                                  June 30,     Dec. 31,
                                           2004        2003

Cash, cash equivalents and
 marketable securities                     $8,514     $2,004
Other current assets                       28,100     21,663
Property and equipment, net                11,960     10,321
Goodwill                                   27,854        ---
Other assets, net                           9,312      4,600

   Total assets                           $85,740    $38,588


Current portion of long-term debt          $3,587       $920
Other current liabilities                  15,615     13,262
Long-term debt, less current portion       15,155     29,462
Other long-term liabilities                 1,630        891
Stockholders' equity (deficit)             49,753     (5,947)

      Total liabilities and
       stockholders' equity
       (deficit)                          $85,740    $38,588


    CONTACT: Stratagene Corp.
             Reg Jones, 858-535-5400, Ext. 15419
             or
             EVC Group Inc.
             Douglas Sherk (Investors), 415-896-6820
             Jennifer Beugelmans, (Investors), 415-896-6820
             Anne Bugge (Investors), 206-926-5220
             or
             Sheryl Seapy (Media), 415-272-3323